EXHIBIT 23.01

Consent of Independent Registered Public Accounting Firm

To the Stockholders and Board of Directors
CSG Systems International, Inc.:

We consent to the incorporation by reference in the registration statement (No. 333 10315, 333-117928, 333-125584, 333-176579, 333-176580, 333-196530, 333-227000) on Form S-8 of CSG Systems International, Inc. of our reports dated February 21, 2020, with respect to the consolidated balance sheets of CSG Systems International, Inc. and subsidiaries (the Company) as of December 31, 2019 and 2018, the related consolidated statements of income, comprehensive income, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2019, and the related notes (collectively, the “consolidated financial statements”), and the effectiveness of internal control over financial reporting as of December 31, 2019, which reports appear in the December 31, 2019 annual report on Form 10‑K of CSG Systems International, Inc.

Our report on the consolidated financial statements contains explanatory paragraphs that refer to the Company’s adoption of ASC Topic 842, Leases, and ASC Topic 606, Revenue from Contracts with Customers.

/s/ KPMG LLP

Omaha, Nebraska
February 21, 2020